Exhibit 99.1

CHAMPION AMENDS ANNOUNCEMENT OF EARNINGS FOR 3RD QTR. 2005

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) previously announced net income of $381,000 or $0.04 per share for the three months ended July 31, 2005. This represents a marked improvement from the same period in 2004, when the figure was $77,000 or $0.01 per share.

Net income for the nine months ended July 31, 2005 was $547,000 or $0.06 per share compared to $252,000 or $0.03 per share for the same period in 2004. The Company’s balance sheet reflected working capital of $25.5 million, book value per share of $4.17 and total shareholders equity of $40.6 million at July 31, 2005.

The Company has revised its previously announced sales and related cost of sales amounts for the three and nine months ended July 31, 2005 as a result of certain reclassifications of intercompany elimination modifications made in preparing the Company’s Form 10-Q for the quarterly period ended July 31, 2005. The printing sales for the three months ended July 31, 2005 were revised from $24,672,547 to $23,769,526 and the printing cost of sales for the same period was revised from $17,975,455 to $17,072,434. The printing sales for the nine months ended July 31, 2005 were revised from $73,494,138 to $72,591,117 and the printing cost of sales for the same period was revised from $53,824,829 to $52,921,808. The aforementioned reclassifications did not affect previously reported net income or earnings per share for the three and nine months ended July 31, 2005.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our profitability increased significantly when compared to 2004 for both the quarter and year to date. This improvement has occurred even though the Company incurred approximately $777,000 pretax or $0.05 net income per share in charges related to various legal related issues and settlements in the second quarter of 2005. Our sales growth for the third quarter of 2005 represented top line increases of approximately 7%, primarily as a result of the Syscan acquisition. The third quarter of 2005 reflected improvement in several key indicators, specifically gross margins improved on a consolidated basis from 27.7% to 29.1% in both the printing and office products and office furniture business segments. In addition, our SG&A as a percent of sales improved in the third quarter from 27.4 % to 26.6%. This reflects our operational improvement initiatives over the last several quarters, specifically our 2004 consolidation efforts which have contributed to an improved operating environment. As we enter the fourth quarter of 2005, we have continued to attack the cost side of the business and our operating methodology with the closure of our Champion Jackson facility in Jackson, Mississippi. The closure of this operation was effective August 12, 2005. We will, however, continue to serve our customers via local direct sales representation and administrative support from our Consolidated Graphics Baton Rouge location. Our management team is focused and cognizant of our goals and objectives leading into the fourth quarter of 2005 and fiscal 2006. We are enthusiastic about the many opportunities we are pursuing and look forward to the challenges ahead.”

Revenues for the three months ended July 31, 2005 were $32.3 million compared to $30.1 million in the same period in 2004. This change represented an increase in revenues of $2.2 million or 7.2%. Revenues for the nine months ended July 31, 2005 increased to $100.2 million from $89.9 million in 2004. This change represented an increase in revenues of $10.3 million or 11.5%. The printing segment experienced a sales increase of $2.4 million, or 3.5%, while the office products and office furniture segment experienced an increase of $7.9 million, or 39.9%. Toney K. Adkins, President and Chief Operating Officer, noted, “The costs associated with revenue growth are categorized in the SG&A line item on our income statement. These costs increased approximately $320,000 for the quarter and $2.2 million year to date. However, it is important to note that for the third quarter of 2005 compared to 2004 and on a year to date basis we have reduced the SG&A costs as a percent of sales. This improvement is even more pronounced for the year to date analysis based on the large legal related costs incurred in the second quarter of 2005.”

Mr. Reynolds concluded, “During the third quarter of 2005 we continued the integration of Syscan and achieved another critical hurdle point via the consolidation of the Charleston operations of Syscan into the Chapman Printing Charleston division. This phase should result in enhanced personnel utilization and lower facility costs, as a result of the termination (without penalty) of Syscan’s lease of its former administrative facility. I am also encouraged by our strong cash flow parameters for the nine months ended July 31, 2005 with cash generated from operating activities of over $6.0 million and an overall increase in cash, while reducing debt by approximately $1.7 million and investing over $2.3 million in property and equipment.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing and Syscan (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); The Merten Company (Ohio), Smith & Butterfield (Indiana and Kentucky); Consolidated Graphics (Louisiana); Dallas Printing (Mississippi); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2005	2004	2005	2004
Printing	$23,770,000	$23,012,000	$72,591,000	$70,147,000
Office products & office furniture	8,485,000	7,086,000	27,656,000	19,766,000
Total revenues	$32,255,000	$30,098,000	$100,247,000	$89,913,000

Net income	$381,000	$77,000	$547,000	$252,000

Per share data:
Net income
Basic	$0.04	$0.01	$0.06	$0.03
Diluted	$0.04	$0.01	$0.06	$0.03

Weighted average shares outstanding:
Basic	9,734,000	9,734,000	9,734,000	9,727,000
Diluted	9,812,000	9,832,000	9,806,000	9,841,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492